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                                                                    EXHIBIT 16.1


Securities and Exchange Commission
Washington, D.C. 20549



September 19, 2001


Ladies and Gentlemen:

We were previously principal accountants for Input/Output, Inc. and, under the date of February 1, 2001, we reported on the consolidated balance sheets of Input/Output, Inc. and subsidiaries as of December 31, 2000 and May 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and comprehensive loss and cash flows for the seven-month period ended December 31, 2000, and each of the years in the three-year period ended May 31, 2000. On September 14, 2001, our appointment as principal accountants was terminated. We have read Input/Output, Inc.'s statements included under Item 4 of its Form 8-K dated September 14, 2001, and we agree with such statements except we are not in a position to agree or disagree with Input/Output's statement that the Company has engaged PriceWaterhouseCoopers LLP as its independent accountant and we are not in a position to agree with Input/Output Inc.'s statement that the change was approved by the audit committee of the board of directors.

Very truly yours,


/s/ KPMG LLP














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